THIS AMENDED AND RESTATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS.

SECOND AMENDED AND RESTATED PROMISSORY NOTE

U.S. $10,000,000.00    August 25, 2025

FOR VALUE RECEIVED, NexPoint SFR Operating Partnership, L.P., having an address at 300 Crescent Court, Suite 700, Dallas, Texas 75201 (the “Maker”), hereby promises to pay to the order of NREF OP IV REIT Sub, LLC (“Holder”), at its address at 300 Crescent Court, Suite 700, Dallas, Texas 75201 or such other address as it may designate, the principal sum of TEN MILLION AND NO/DOLLARS ($10,000,000.00), or such amount as has been advanced, up to the Maximum Principal Amount (as defined below and with such Advances (as defined below) reflected on Schedule A hereto), and is then outstanding under this Note, together with interest from the Note Date or the date of such Advance on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.
This Note amends and restates in its entirety that certain Amended and Restated Promissory Note dated as of January 17, 2025 executed by Maker in favor of NREF OP IV REIT Sub, LLC in a maximum principal amount of $5,000,000.00.
1.Interest. Interest is payable quarterly in arrears on January 1, April 1, July 1 and October 1, commencing October 1, 2024, on said principal sum or such amount as has been advanced from the date such amount has been advanced at a rate of 3.0% per annum, until payment of said principal sum or such amount as has been advanced has been made or duly provided for. Additionally, interest on the principal sum or such amount as has been advanced from the date such amount has been advanced is payable at a rate of 12% per annum on the Maturity Date. Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period or the date of such advance to the applicable interest payment date.
2.Maximum Lawful Rate. It is the intent of Maker and Holder to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contracted for, charged or received under this Note exceed the highest lawful interest rate permitted under applicable law. If Holder shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Note in the inverse order of its maturity and not to the payment of interest, or refunded to the Maker or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the Holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Note so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term “applicable law” shall mean the laws of the State of

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Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

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3.Definitions.
(a)“Maximum Principal Amount” means $15,000,000.00
(b)“Note Date” means July 10, 2024.
(c)“Note” means this Second Amended and Restated Promissory Note dated August 25, 2025.
4.Payment At Maturity Date. Maker shall make a payment in full of principal and accrued and unpaid interest on the Maturity Date or Extended Maturity Date, as applicable. Notwithstanding the foregoing, Maker may make repayments from time to time in accordance with Section 7(b).
6.Maturity Date. The indebtedness evidenced hereby shall mature on July 10, 2026 (the “Maturity Date”). On the Maturity Date, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable. Notwithstanding the foregoing, Maker may elect to extend the Maturity Date to July 10, 2027 (the “Extended Maturity Date”) by providing written notice to Holder one (1) month in advance of the original Maturity Date (or such shorter period as agreed by Holder in its sole discretion). On the Extended Maturity Date, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable.
7.Advances.
(a)Maker may, from time to time, request a loan, advance, or other extension of credit (each an “Advance”) by Holder in favor of Maker up to the Maximum Principal Amount. Notwithstanding the foregoing, at no time shall Holder be under any obligation to make any Advance to Maker. For the avoidance of doubt, Holder may, in its sole discretion, refuse to make any Advance to Maker without incurring any liability due to such refusal and without affecting Maker’s liability under this Note and all amounts advanced under this Note.
(b)Maker may, from time to time, repay any Advance and re-request any previously repaid Advances.
(c)Maker may, from time to time, request an Advance hereunder, subject to the following:
(i) Maker shall deliver in each such request in writing to Holder at least one (1) business day prior to the proposed effective date of the requested Advance (or such shorter period as agreed to by Holder in its sole discretion) and (ii) after giving effect to the requested Advance, the aggregate unpaid principal amount of Advances outstanding under this Note shall not exceed the Maximum Principal Amount.
(d)The amount and funding date of each Advance and the amount and repayment thereof shall be noted on Schedule A, which shall be conclusive evidence of the foregoing, absent manifest error.
8.General Provisions.

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(a)Maker agrees that the obligation evidenced by this Note is an exempt transaction under the Truth-in-Lending Act, 15 U.S.C. § 1601, et seq.
(b)This Note and all provisions hereof shall be binding upon Maker and all persons claiming under or through Maker, and shall inure to the benefit of Holder, together with its successors and assigns, including each owner and holder from time to time of this Note.
(c)Time is of the essence as to all dates set forth herein.
(d)To the fullest extent permitted by applicable law, Maker agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Holder; and Maker consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Holder with respect to the payment or other provisions of this Note, and agrees to the addition or release of any makers, endorsers, guarantors, or sureties, all whether primarily or secondarily liable, without notice to Maker and without affecting its liability hereunder.
(e)To the fullest extent permitted by applicable law, Maker hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by this Note.
(f)If this Note is placed in the hands of attorneys for collection or is collected through any legal proceedings, Maker promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including all reasonable attorneys’ fees and disbursements.
(g)To the fullest extent permitted by applicable law, all parties now or hereafter liable with respect to this Note, whether Maker, principal, surety, guarantor, endorsee or otherwise hereby severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest. No failure to accelerate the indebtedness evidenced hereby, acceptance of past due amounts following the expiration of any cure period provided by this Note, any documents now or in the future executed by Maker or its subsidiaries in connection with any loan provided by any lender which is secured by a mortgage or deed of trust on any property or applicable law, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or under applicable law. Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
(h)Irrespective of the place of execution and/or delivery, this Note shall be governed by, and shall be construed in accordance with, the laws of the State of Texas.

[Signature page follows.]

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Maker has delivered this Note as of the day and year first set forth above.
MAKER:

NEXPOINT SFR OPERATING PARTNERSHIP, L.P.

By:    /s/ Paul Richards
Name: Paul Richards
Title:    President, Secretary and Treasurer

ACKNOWLEDGED AND AGREED TO BY HOLDER THIS 25TH DAY OF AUGUST 2025.

NREF OP IV REIT SUB, LLC

By:    /s/ Paul Richards
Name: Paul Richards
Title:    Chief Financial Officer

[Promissory Note]

SCHEDULE A
Advances
The initial principal amount of this Note is TEN MILLION AND NO/DOLLARS ($10,000,000.00). The following increases or decreases in the principal balance outstanding under this Note have been made:

Date of increase/decrease

Amount of decrease in principal amount of this Note

Amount of increase in principal amount of this Note

Principal amount outstanding under this Note following such decrease or increase

Signature of authorized signatory of Holder

[Schedule A to Promissory Note]